Landmark Bancorp, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
May 1, 2013	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the First Quarter of 2013

Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, May 1, 2013) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 17 communities across Kansas, reported net earnings of $1.4 million ($0.48 per diluted share) for the quarter ended March 31, 2013, compared to $1.7 million ($0.59 per diluted share) for the first quarter of 2012. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Thursday, May 2, 2013. Investors may participate via telephone by dialing (877) 317-6016. A replay of the call will be available through May 31, 2013, by dialing (877) 344-7529 and using conference number 10027803.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid May 20, 2013, to common stockholders of record on May 8, 2013.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We are pleased to report net earnings of $1.4 million for the first quarter of 2013. While net earnings declined 16.6% in the first quarter of 2013 relative to the first quarter of 2012, the comparison was primarily impacted by a $174,000 decrease in gains on sales of loans versus the first quarter of 2012 and $164,000 of net gains on investment securities in the prior-year period with no such gains realized in 2013. Landmark’s total deposits increased 5.2% to $507.6 million from year-end to March 31, 2013, but loan demand remained soft in the first quarter, resulting in net loans outstanding decreasing slightly to $314.3 million. On an annualized basis, stockholders’ equity increased at a 5.1% rate and return on average equity was 9.2% in the first quarter of 2013. Our focus on asset quality continues to keep problem assets at very manageable levels. While it is difficult to forecast future events, we believe our strong capital position and risk management practices position us well for continued growth in assets and earnings.”

First Quarter Financial Highlights

Net interest income was $4.4 million for the quarter ended March 31, 2013, a decrease of $110,000, or 2.4%, from the first quarter of 2012. Net interest margin, on a tax equivalent basis, decreased from 3.63% during the first quarter of 2012 to 3.38% during the first quarter of 2013 as deposit growth outpaced loan demand, resulting in higher levels of investment securities and cash and cash equivalents, which typically earn lower yields than loans. Generally lower asset yields were partially offset by an increase in average interest-earning assets from $534.6 million during the first quarter of 2012 to $565.3 million during the first quarter of 2013, primarily as a result of the acquisition of The Wellsville Bank, which closed on April 1, 2012 and was reflected in the first quarter of 2013. A $300,000 provision for loan losses was recorded in both the first quarters of 2013 and 2012.

Total non-interest income decreased $38,000, or 1.4%, to $2.6 million in the first quarter of 2013 compared to the same period of 2012. The decrease in non-interest income was primarily the result of a $174,000 decrease in gains on sales of loans, as the volume of loans sold in the secondary market was lower in the first quarter of 2013 compared to a year earlier. Partially offsetting the decline in gains on sales of loans, was a $134,000 increase in fees and service charges as a result of additional fees and service charges received on our deposit accounts and service fee income on one-to-four family residential real estate loans serviced for others.

During the first quarter of 2012, we recognized $227,000 in gains on sales of investment securities as a result of selling approximately $5.5 million of mortgage-backed investment securities. Partially offsetting the gains on sales of investment securities was a credit-related, other-than-temporary impairment loss of $63,000 recognized during the first quarter of 2012 on one of our investments in a pooled trust preferred security. No such gains or losses were realized during the first quarter of 2013.

Non-interest expense increased $152,000, or 3.2%, to $4.9 million for the first quarter of 2013 compared to a year earlier. The increase in non-interest expense was primarily the result of increases of $67,000 in compensation and benefits, $67,000 in other non-interest expense, $30,000 in foreclosure and real estate owned expense, $22,000 in data processing and $16,000 in federal deposit insurance premiums. These expenses primarily increased in the first quarter of 2013 as the period fully reflected the ongoing operating costs relating to the acquisition of The Wellsville Bank. Partially offsetting those increases was a decline of $48,000 in professional fees, as the first quarter of 2012 included expenses associated with the acquisition of The Wellsville Bank. During the first quarter of 2013, we recorded income tax expense of $395,000, compared to $572,000 during the same period of 2012. Our effective tax rate decreased from 24.9% in the first quarter of 2012 to 21.5% in the first quarter of 2013 as a result of lower earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased 6.0% to $650.6 million at March 31, 2013, from $614.1 million at December 31, 2012. Stockholders’ equity increased to $64.1 million (book value of $21.94 per share) at March 31, 2013, from $63.3 million (book value of $21.67 per share) at December 31, 2012. The ratio of equity to total assets decreased to 9.86% at March 31, 2013, from 10.31% at December 31, 2012, and our ratio of tangible equity to tangible assets decreased to 7.66% from 8.00% for the same periods. Net loans decreased 0.5% to $314.3 million at March 31, 2013, compared to $315.9 million at December 31, 2012. Our investment securities increased 8.5% to $237.2 million at March 31, 2013, from $218.5 million at December 31, 2012, as we invested a portion of the excess liquidity generated by the $25.1 million increase in deposits during the first quarter of 2013.

At March 31, 2013, the allowance for loan losses was $4.6 million, or 1.45% of gross loans outstanding, compared to $4.6 million, or 1.43% of gross loans outstanding, at December 31, 2012. Non-performing loans decreased to $7.8 million, or 2.46% of gross loans, at March 31, 2013, from $9.1 million, or 2.84% of gross loans, at December 31, 2012. We recorded net loan charge-offs of $247,000 during the first quarter of 2013 compared to net loan recoveries of $7,000 during the same period of 2012. The decline in non-accrual loans and increase in charge-offs in the first quarter of 2013 was principally associated with liquidating the assets securing a previously identified and impaired $1.1 million commercial loan relationship, which was fully reserved as of December 31, 2012.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS:
Cash and cash equivalents	$35,942	$14,920	$28,824
Investment securities	237,215	218,538	224,039
Loans, net	314,269	315,914	298,905
Loans held for sale	5,313	7,163	10,244
Premises and equipment, net	14,829	14,967	14,955
Bank owned life insurance	16,896	16,701	16,309
Goodwill	13,075	13,075	12,894
Other intangible assets, net	2,429	2,394	1,994
Other assets	10,667	10,395	11,385
TOTAL ASSETS	$650,635	$614,067	$619,549

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$507,612	$482,500	$492,345
Federal Home Loan Bank and other borrowings	58,512	59,967	59,345
Other liabilities	20,363	8,267	7,770
Total liabilities	586,487	550,734	559,460
Stockholders' equity	64,148	63,333	60,089
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$650,635	$614,067	$619,549

LOANS (unaudited):

One-to-four family residential real estate	$91,380	$88,454	$76,450
Construction and land	24,194	23,435	20,544
Commercial real estate	93,092	88,790	92,488
Commercial	59,040	64,570	56,099
Agriculture	31,776	31,935	35,042
Municipal	6,525	9,857	10,065
Consumer	12,681	13,417	13,040
Net deferred loan costs and loans in process	215	37	191
Allowance for loan losses	(4,634)	(4,581)	(5,014)
Loans, net	$314,269	$315,914	$298,905

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$7,840	$9,108	$1,951
Accruing loans over 90 days past due	—	—	—
Non-performing investment securities	—	—	1,035
Real estate owned	2,214	2,444	2,283
Total non-performing assets	$10,054	$11,552	$5,269

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.98%	0.69%	0.48%
Total non-performing loans to gross loans outstanding	2.46%	2.84%	0.64%
Total non-performing assets to total assets	1.55%	1.88%	0.85%
Allowance for loan losses to gross loans outstanding	1.45%	1.43%	1.65%
Allowance for loan losses to total non-performing loans	59.11%	50.30%	257.00%
Equity to total assets	9.86%	10.31%	9.70%
Tangible equity to tangible assets (1)	7.66%	8.00%	7.48%
Book value per share (2)	$21.94	$21.67	$20.56

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at March 31, 2012 has been adjusted to give effect to the 5% stock dividend paid during December 2012.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2013	2012
Interest income:
Loans	$3,958	$4,238
Investment securities and other	1,219	1,293
Total interest income	5,177	5,531

Interest expense:
Deposits	386	592
Borrowed funds	409	447
Total interest expense	795	1,039

Net interest income	4,382	4,492
Provision for loan losses	300	300
Net interest income after provision for loan losses	4,082	4,192

Non-interest income:
Fees and service charges	1,308	1,174
Gains on sales of loans, net	1,030	1,204
Bank owned life insurance	153	151
Other	143	143
Total non-interest income	2,634	2,672

Investment securities:
Net impairment losses	—	(63)
Gains on sales of investment securities, net	—	227
Investment securities gains, net	—	164

Non-interest expense:
Compensation and benefits	2,453	2,386
Occupancy and equipment	702	702
Professional fees	225	273
Amortization of intangibles	223	211
Data processing	217	195
Advertising	107	121
Federal deposit insurance premiums	108	92
Foreclosure and real estate owned expense	41	11
Other	805	738
Total non-interest expense	4,881	4,729

Earnings before income taxes	1,835	2,299
Income tax expense	395	572
Net earnings	$1,440	$1,727

Net earnings per share (1)
Basic	$0.49	$0.59
Diluted	0.48	0.59

Shares outstanding at end of period (1)	2,923,275	2,921,967

Weighted average common shares outstanding - basic (1)	2,922,719	2,921,967
Weighted average common shares outstanding - diluted (1)	2,971,181	2,934,076

OTHER DATA (unaudited):

Return on average assets (2)	0.92%	1.15%
Return on average equity (2)	9.18%	11.62%
Return on average tangible equity (2) (4)	12.14%	15.47%
Net interest margin (2) (3)	3.38%	3.63%

(1) Share and per share values at or for the period ended March 31, 2012 have been adjusted to give effect to the 5% stock dividend paid during December 2012.

(2) Information for the three months ended March 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.

(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.